Exhibit 23.1






                         Consent of Independent Auditors



The Board of Directors and Shareholders
Sierra Monitor Corporation:




We consent to the incorporation by reference in the registration statement on Form S-8 of Sierra Monitor Corporation filed on or about April 2, 2002, of our report dated February 15, 2002, relating to the balance sheets of Sierra Monitor Corporation as of December 31, 2001 and 2000, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-KSB of Sierra Monitor Corporation.

                                                                    /s/ KPMG LLP




Mountain View, California
April 1, 2002